Exhibit 99.1

Harmony Announces Private Placement, Debt Settlement

and Issuance of Stock Compensation

New York, New York (September 16, 2022) – Harmony Energy Technologies Corporation (“Harmony” or the “Company”) is pleased to announce the completion of a non-brokered private placement (the “Private Placement”). An aggregate of 475,000 units of the Company (the “Units”) were issued at a price of US$0.10 per Unit for gross proceeds of US$47,500. Each Unit consists of one common stock of the Company and one common stock purchase warrant (“Warrant”). Each Warrant entitles its holder to purchase one common stock at the purchase price of US$0.25 per share during a 24-month period beginning at the closing date. Any securities issued under the Private Placement are subject to a hold period of twelve months and one day from their date of issuance.

Harmony also announces the settlements of account payable to one insider of the Company for an aggregate amount of US$54,000.00 (the “Insider Debt Settlement”), in consideration for the issuance of an aggregate of 540,000 Shares (deemed price of US$0.10 per Share). The Company’s Board is of the view that this Insider Debt Settlement is an effective means of preserving the treasury.

To compensate one employee for his business management service, the Company issues 360,000 common stock of the Company as one time compensation, in lieu of cash consideration at a prices of US$0.10 per share. The Company’s Board is of the view that this is an appropriate means of compensation, as well as an effective means of preserving the treasury.

About Harmony

Harmony Energy Technologies Corporation is an American technology startup focusing on energy storage business developments.

WARNING: Certain statements in this press release may be forward-looking, including those with respect to the timing. Forward-looking statements address future events and conditions and therefore involve inherent risks, uncertainties and assumptions. Actual results may differ materially from those currently anticipated in such statements. The Company relies upon litigation protection for forward-looking statements. The reader is warned against undue reliance on these forward-looking statements.

Regulation Services Provider does not accept responsibility for the adequacy or accuracy of this release.

For more information, please visit www.hetcusa.com or contact:

Harmony Energy Technologies Corporation

Nick Zeng, President & CEO

E-mail: info@hetcusa.com